# Certificate of Registration on Change of Name

This is to certify that

GRAPHITECORP LIMITED

**Australian Company Number 157 690 830**

did on the eleventh day of July 2017 change its name to

NOVONIX LIMITED

**Australian Company Number 157 690 830**

The company is a public company.

The company is limited by shares.

The company is registered under the Corporations Act 2001 and is taken to be registered in Queensland and the date of commencement of registration is the fifth day of April, 2012.

Issued by the
Australian Securities and Investments Commission
on this eleventh day of July 2017.

Greg Medcraft
Chairman

CERTIFICATE